Exhibit 10.1
Director Compensation Program
     Under our director compensation program, we pay our non-employee directors retainers in cash. Each non-employee director receives a cash retainer for service on the board of directors and for service on each committee on which the director is a member. These fees are payable quarterly in arrears and are as follows:
Cash Fees

	Member	Chairman
	Annual Fee	Annual Fee
Board of Directors	$35,000	$60,000
Audit Committee	$7,000	$15,000
Compensation Committee	$7,000	$15,000
Nominating and Corporate Governance Committee	$3,500	$7,500
Scientific Committee	$3,500	$7,500
The Lead Independent Director of the Board of Directors receives an annual fee of $17,500 for service as Lead Independent Director in addition to any other fees such Lead Independent Director is entitled to for service on the Board of Directors.
Equity Fees
     Our director compensation program also includes a stock-for-fees policy, under which directors have the right to elect to receive common stock in lieu of cash fees. The number of shares to be issued to participating directors is determined on a quarterly basis by dividing the cash fees to be issued in common stock by the fair market value of our common stock, which is the closing price of our common stock, on the first business day of the quarter following the quarter in which the fees were earned.
     Under our director compensation program, upon their initial election to the board of directors, new non-employee directors receive an option grant for 30,000 shares and all non-employee directors receive an annual option grant for 20,000 shares. The annual grants are made on the date of the annual meeting of stockholders. These options vest quarterly over three years from the date of grant, subject to continued service as a director, and are granted under our 2008 Stock Incentive Plan. These options are granted with exercise prices equal to the fair market value of our common stock, which is the closing price of our common stock, on the date of grant and become immediately exercisable in full if there is a change in control of our company.